Exhibit 99.1

For Immediate Release
Sept. 10, 2008

PNM Resources Announces Agreement with Key Parties to Allow Recovery of Needed Generation by PNM Utility

(ALBUQUERQUE, N.M.) – PNM Resources’ (NYSE: PNM) largest utility, PNM, has reached an agreement with key parties that – if approved by state regulators – would allow PNM to recover the costs of adding 357 megawatts to its retail generation portfolio.

The agreement, which was filed today with the N.M. Public Regulation Commission, also provides for approval of PNM’s acquisition of the beneficial interest in 29.8 megawatts of Unit 2 of the Palo Verde Nuclear Generating Station. The retail allocation of this share of Unit 2 currently is recovered as an operating lease expense in PNM’s rate structure.

PNM, Commission staff, the state Attorney General’s Office, the City of Albuquerque and the Coalition for Clean Affordable Energy have signed the stipulation. Other parties may support it, oppose it or take no position. The Commission must approve the agreement with the parties, also called a stipulation.

“This agreement, if approved, allows PNM to add much-needed, clean and affordable generation resources to its mix in a way that makes sense for customers and the company,” said Pat Vincent-Collawn, PNM Resources president and chief operating officer.

The parties agree the needed generation should be added to PNM’s portfolio of jurisdictional resources, and the associated costs should be included in base rates in the utility’s next electric rate case, which is expected to be filed by the end of September. According to the agreement, PNM should be able to recover the costs of:

●
The purchase-power agreement associated with a 145-megawatt natural gas generation plant in Valencia County, which is just south of Albuquerque. In the interim, approval of the stipulation would allow PNM to recover the capacity costs of the Valencia plant in its emergency fuel and purchased power cost adjustment clause.

●
Operating the Luna Energy Facility and the Lordsburg Generating Station as jurisdictional plants to serve retail customers. PNM currently operates both facilities as merchant plants. For the purposes of ratemaking, Luna and Lordsburg will be included in retail rate base at estimated values of $38.7 million and $40.2 million, respectively.

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PNM Generation Addition Agreement Reached                                                                                                9-10-08                                    pg. 2 of 2

For the purposes of ratemaking, the acquisition of the beneficial interest in Palo Verde Unit 2 will be included in retail rate base at an estimated value of $70.1 million.

If approved, the agreement would increase PNM’s revenue requirement by about $30 million in the next rate case. The stipulation is available on the PNM Resources Web site at http://www.pnmresources.com/investors/regulatory.cfm.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2007 consolidated operating revenues from continuing and discontinued operations of $2.4 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to more than 859,000 homes and businesses in New Mexico and Texas and natural gas to more than 495,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Another subsidiary is First Choice Power, a deregulated competitive retail electric provider in Texas. With generation resources of approximately 2,700 megawatts, PNM Resources and its subsidiaries market power throughout the Southwest, Texas and the West. In addition, the company has a 50-percent ownership of EnergyCo, which owns approximately 920 megawatts of generation. For more information, visit www.PNMResources.com.

CONTACTS:
Analysts                                                                                    Analysts & Media
Gina Jacobi, (505) 241-2211                                                                                     Frederick Bermudez, (505) 241-4831

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